Exhibit 10.22

Amber Road, Inc. Management Severance Policy

ARTICLE I.

PURPOSE

The Amber Road, Inc. Management Severance Policy (“this Policy”) is established to provide eligible senior management employees of Amber Road, Inc. (the “Company”) or its wholly-owned subsidiaries (collectively, the “Employers”) with severance pay and other benefits upon an Involuntary Termination of Employment (as defined below) in accordance with and subject to the terms and conditions set forth in this Policy.

This Policy is intended to be an unfunded employee welfare benefit plan maintained for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended. All previously existing severance pay policies, plans, programs, agreements (other than Change in Control Agreements, as herein defined) and practices, whether formal or informal, are hereby revoked and terminated for any Participant (as defined below). This Policy document applies to Participants upon an Involuntary Termination of Employment on and after 2014. The payment of severance benefits, if any, payable to any executive who incurred a Termination of Employment prior to the effective date of this Policy shall be determined in accordance with the terms of the severance pay policy, plan, program, agreement or practice, applicable to such executive at the time of such Termination of Employment.

ARTICLE II.

DEFINITIONS

When used in this Policy, the following words shall have the following meaning unless the context clearly indicates otherwise.

Section 2.01 “Accrued Obligations” means the sum of (i) the Executive’s unpaid base salary earned through the date of his or her Termination of Employment, (ii) the Executive’s unpaid commissions earned through the date of his or her Termination of Employment in accordance with the terms of the Company’s commission plans and policies, (iii) any unpaid bonus earned by the Executive for any performance period ending on or prior to the date of the Executive’s Termination of Employment in accordance with the terms of the applicable bonus plan, (iv) any reimbursable business expenses incurred prior to the Executive’s Termination of Employment, (v) any earned but unpaid vacation pay as of the Executive’s Termination of Employment and (vi) any vested benefits to which the Executive is entitled under the terms of any benefit plan, program or arrangement maintained by the Company.

Section 2.02 “Administrator” shall be the Committee.

Section 2.03 “Base Annual Salary” means the Participant’s gross annual base salary as in effect immediately prior to the Participant’s Termination of Employment or as in effect immediately prior to any reduction in the Participant’s Base Annual Salary that results in the Participant’s Termination of Employment for Good Reason.

Section 2.04 “Board” means the board of directors of the Company.

Section 2.05 “Cause” means any of the following:

(a)	The Participant’s willful and continued failure to perform the duties and responsibilities of his or her position (other than as a result of the Participant’s illness or injury) after there has been delivered to the Participant a written demand for performance from the CEO which describes the basis for the CEO’s belief that the Participant has not substantially performed his or her duties and provides the Participant with a reasonable period (as determined in the sole discretion of the CEO, but not to exceed thirty (30) days) to take corrective action;

(b)	Any material act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of the Participant;

(c)	The Participant’s conviction of, or plea of nolo contendere to, a felony that the CEO reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(d)	A material breach of any agreement (including, without limitation, any Confidential Information Agreement) by and between the Participant and the Company which material breach has not been cured within thirty (30) days following receipt by the Participant of written notice from the CEO identifying such material breach.

Section 2.06 “CEO” means the Chief Executive Officer of the Company.

Section 2.07 “Change in Control Agreement” means a written agreement between the Participant and Company in effect on the date of the Participant’s Termination of Employment, pursuant to which the Participant will be entitled to receive severance benefits as a result of the Participant’s involuntary separation from service during the applicable Change in Control Period under such agreement if the Participant satisfies all of the terms and conditions set forth in such agreement for receiving such severance benefits. For avoidance of doubt, no stock option agreement or any other cash or equity incentive compensation award agreement that provides for acceleration of vesting of stock options or acceleration of vesting and/or payment of the cash or equity incentive compensation award upon the Participant’s involuntary separation from service at any time after a change in control of the Company (as defined in such stock option or other cash or equity incentive compensation award agreement) shall constitute a Change in Control Agreement for purposes of this Policy.

Section 2.08 “Change in Control Period” means, with respect to any Participant who is party to a Change in Control Agreement, the period of time following a change in control of the Company (as set forth in the Participant’s Change in Control Agreement) during which the Participant’s involuntary separation from service must occur for the Participant to be eligible to receive the severance benefits under such Change in Control Agreement.

Section 2.09 “COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 2.10 “COBRA Premium” means the monthly premium (including the administrative charges) for healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

Section 2.11 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.12 “Committee” means the Compensation Committee of the Board.

Section 2.13 “Company” means Amber Road, Inc. and its successors and assigns.

Section 2.14 “Confidential Information Agreement” means any Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement or any similar form of agreement entered into by and between the Participant and the Company.

Section 2.15 “Eligible Participant” means a Participant who satisfies the eligibility conditions set forth in Section 3.01 for receiving Severance Benefits under this Policy.

Section 2.16 “Employer” means the Company and any corporation, trade or business if it and the Company are members of the same controlled group of corporations (as defined in Section 414(b) of the Code) or under common control (as defined in Section 414(c) of the Code).

Section 2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.18 “Good Reason” means the occurrence of any of the following, without the Participant’s express written consent:

(a)	A material reduction of the Participant’s authority, duties or responsibilities;

(b)	A material reduction in the Participant’s base compensation (other than a general reduction applicable to substantially all members of the Company’s senior management); or

(c)	A material change in the geographic location at which the Participant must perform his or her services; provided that in no instance will the relocation of the Participant to a facility or a location of fifty (50) miles or less from the Participant’s then current office location be deemed material for purposes of this Policy;

provided, however, that before the Participant may resign for Good Reason, (A) the Participant must provide the CEO with written notice within ninety (90) days of the initial event that the Participant believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for the Participant’s resignation for Good Reason and the proposed termination date (which will not be more than forty-five (45) days after the giving of written notice hereunder by the Participant to the CEO), and (B) the Participant’s Employer must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Employer must have failed to cure such Good Reason condition.

Section 2.19 “Involuntary Termination of Employment” means a Participant’s Termination of Employment (i) by his or her Employer for any reason other than for Cause or (ii) by the Participant for Good Reason. Notwithstanding the foregoing, however, an Involuntary Termination of Employment shall not include a termination of a Participant’s employment due to:

(a)	the Participant’s death, total and permanent disability or his or her voluntary resignation or retirement (other than for Good Reason); or

(b)	the sale or other disposition of any subsidiary, division or business unit of an Employer or the outsourcing of any operations of an Employer if the Participant receives a written offer of comparable employment from the purchaser of such subsidiary, division or business unit or from the entity that acquires the outsourced operations or from any direct or indirect parent, subsidiary or affiliate of such purchaser or entity (a “Successor Employer”) whether or not the Participant accepts such offer of comparable employment.

An offer of employment from a Successor Employer will not be considered to be an offer of “comparable employment” for purposes of (b) unless all of the following conditions are satisfied: (i) the Participant is offered Base Annual Salary and annual cash incentive compensation opportunity in an amount equal to or exceeding 100% of the Participant’s Base Annual Salary and annual cash incentive compensation opportunity immediately prior to the consummation of such transaction, (ii) the Participant is offered employment by the Successor Employer at a principal place of employment that is located not more than fifty (50) miles from the Participant’s office location immediately prior to the consummation of such transaction and (iii) the Successor Employer offers the Participant employment in a position that is not expected to result in a material diminution in the authority, duties or responsibilities the Participant held immediately prior to his or her Termination of Employment, regardless of his or her title or position with the Successor Employer.

Section 2.20 “Participant” means a senior management employee of an Employer who is designated as a Participant in Exhibit A, which is attached to, and will be treated as part of, this Policy. The CEO and the President and Chief Operating Officer of the Company are each hereby authorized to amend Exhibit A from time to time to designate additional senior management employees as Participants hereunder, subject to any requisite review and approval of the Compensation Committee.

Section 2.21 “Release” means a general release of a Participant’s claims against the Company in a form substantially similar to the form attached hereto as Exhibit B; provided, however that the Administrator may modify or replace the form of release in Exhibit B from time to time.

Section 2.22 “Severance Benefits” means the Severance Pay and other benefits payable to an Eligible Participant pursuant to Article IV of this Policy.

Section 2.23 “Severance Pay” means the cash payments made to an Eligible Participant pursuant to Section 4.01 of this Policy.

Section 2.24 “Termination of Employment” or words to similar effect means the Participant’s separation from service (as defined in regulations under Section 409A of the Code) with the Employers.

ARTICLE III.

ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01 Eligibility for Severance Benefits. A Participant will become an Eligible Participant who is entitled to receive Severance Benefits under this Policy if, and only if

(a)	such Participant’s employment is terminated due to an Involuntary Termination of Employment,

(b)	such Participant timely executes a Release within the time frame specified in such Release, and

(c)	such Participant does not revoke such Release within the applicable revocation period provided under applicable law for revocation of a release of employment-based claims (including, without limitation, the revocation period specified in the Older Workers Benefit Protection Act applicable to the release of claims under the Age Discrimination in Employment Act).

Notwithstanding the foregoing, a Participant will not be eligible to receive any benefits under this Policy if the Participant is party to a Change in Control Agreement and has a Termination of Employment during a Change in Control Period, it being understood that under those circumstances the terms and conditions for payment of any severance pay or benefits shall be determined in accordance with the terms of such Change of Control Agreement.

Section 3.02 Release. The Company will provide a Participant with an executable form of Release no later than five business days after such Participant’s Involuntary Termination of Employment. The Release will specify the date by which the Release must be executed, which will be no less than less than 21 days and no more than 45 days after the Participant receives an executable copy of the Release, and the applicable revocation period during which the Participant may revoke an executed Release.

ARTICLE IV.

SEVERANCE BENEFITS

An Eligible Participant who satisfies the eligibility requirements set forth in Section 3.01 will receive Severance Pay and other Severance Benefits as provided in this Article IV.

Section 4.01 Severance Pay. Subject to Section 4.03, an Eligible Participant will receive Severance Pay in an amount equal to 130% of his or her Base Annual Salary payable in equal semi-monthly installments over a twelve (12) month period in accordance with the Employer’s regular payroll schedule commencing as of the Eligible Participant’s Termination of Employment.

Notwithstanding the foregoing, the payment of any Severance Pay that is otherwise due and payable to an Eligible Participant prior to the expiration of the applicable revocation period specified in the Release shall be suspended and shall not be paid to the Eligible Participant until the expiration of such revocation period. The payments suspended pursuant to this paragraph will be paid in a lump sum as soon as practicable after the applicable revocation period expires; provided that the Eligible Participant has not revoked the Release during such applicable revocation period.

Section 4.02 COBRA Continuation Coverage. The Eligible Participant’s Employer shall pay the COBRA Premiums for the Participant’s group health continuation coverage under COBRA during the period specified below at the same level of health coverage and benefits as in effect for on the day immediately preceding the date of termination; provided, however, that the Eligible Participant (or his or her dependent(s), as applicable) remains a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Code and elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Employer will pay such COBRA Premiums on behalf of the Eligible Participant and his or her eligible dependents until the earlier of the end of the 12-month period following the Eligible Participant’s Termination of Employment or the date such COBRA continuation coverage expires. The Eligible Participant (or his or her eligible dependent(s), as applicable) will be responsible for the payment of COBRA Premiums for the COBRA continuation coverage, if any, that continues after the end of the 12-month period.

Section 4.03 Compliance with Section 409A of the Code.

(a)	The portion, if any, of the Severance Pay and Severance Benefits payable to the Eligible Participant pursuant to this Policy that constitutes deferred compensation for purposes of Section 409A of the Code shall be referred herein as the “Deferred Compensation Separation Benefits.” Notwithstanding any provision in this Policy to the contrary:

(i)	If the Eligible Participant’s Termination of Employment occurs on or after November 1 of any calendar year, any such Deferred Compensation Separation Payments that would otherwise be payable to the Eligible Participant pursuant to this Policy during the calendar year in such Termination of Employment occurs shall be suspended until the first payroll date of the following calendar year; and

(ii)	If the Eligible Participant is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) at the time of the Eligible Participant’s Termination of Employment, any such Deferred Compensation Separation Payments that are otherwise payable to the Eligible Participant pursuant to this Policy during the period commencing on the Eligible Participant’s Termination of Employment and ending on the earlier of the (x) the date that is six (6) months and one (1) day following the date of the Eligible Participant’s Termination of Employment or (y) the date of the Eligible Participant’s death (the “Section 409A Specified Employee Suspension Period”) will be suspended until the first payroll date that occurs on or after the end of the Section 409A Specified Employee Suspension Period.

(b)	For purposes of determining the portion, if any, of the Severance Pay and Severance Benefits that are Deferred Compensation Separation Benefits, any Severance Pay or Severance Benefits amount paid under this Policy that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or the “separation pay” exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) or (v) shall not constitute Deferred Compensation Separation Benefits for purposes of this Section 4.03, and consequently shall be paid to the Eligible Participant in accordance with Sections 4.01 and 4.02 of this Policy without regard to this Section 4.03(a). Each payment and benefit payable under this Policy is intended to constitute a separate payment made for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)	The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the Severance Pay or Severance Benefits provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be construed to so comply.

Section 4.04 Death of an Eligible Participant. If an Eligible Participant dies after having satisfied all of the eligibility conditions set forth in Section 3.01 and before the end of the Severance Period, any remaining Severance Pay will continue to be paid to the beneficiary designated by the Participant to the Company, in writing and the Participant’s dependents will continue to receive Severance Benefits in accordance with Section 4.02 for the remainder of the Severance Period. If a Participant has not designated a beneficiary (or if the beneficiary does not survive the Participant), the remaining Severance Pay, if any, will be paid to the Eligible Participant’s estate.

Section 4.05 Violation of Post-Employment Obligations and Covenants. Notwithstanding any provision in this Policy to the contrary, if any Eligible Participant breaches the terms of any Confidential Information Agreement with the Company, such Eligible Employee shall immediately forfeit any and all rights he or she may have to any unpaid Severance Pay and other Severance Benefits hereunder and such Eligible Participant shall return to the Company any Severance Pay previously received under this Policy, net of any United States federal, state or local or foreign taxes previously paid by the Eligible Participant on such Severance Pay.

ARTICLE V.

POLICY ADMINISTRATION

This Policy shall be administered by the Administrator. The Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under this Policy and to construe the terms of this Policy, including the making of factual determinations. Benefits under this Policy shall be paid or provided only if the Administrator determines that Participant is entitled to such benefits under the terms of this Policy. The decisions of the Administrator shall be final and conclusive with respect to all questions concerning administration of this Policy. The Administrator may, in its discretion, delegate all or a portion of its duties under this Policy to the CEO; provided, however, that the Committee’s express approval is required for the payment of any compensation or benefits as a result of any Participant’s Termination of Employment that are not Accrued Obligations or otherwise authorized under this Policy. The actions of the CEO with respect to his or her delegated duties shall be treated as if such actions were taken by the Administrator.

ARTICLE VI.

CLAIMS PROCEDURE

Section 6.01 Filing a Claim. No formal claim for benefits shall be required for Severance Benefits to be paid or provided under this Policy. The Administrator will inform any Participant upon his or her Involuntary Termination of Employment that such Participant will be eligible for Severance Benefits under this Policy if the Participant satisfies the conditions set forth in Section 3.01. However, any individual who believes he or she is eligible for Severance Benefits under this Policy that have not been provided (a “Claimant”) may submit a written claim (“Claim”) for Severance Benefits to the Administrator. A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any legal action or proceeding to enforce a Claim, prior to filing a Claim and exhausting his or her administrative remedies under this Article VI. When a Claim has been filed properly, the Administrator shall evaluate it and shall notify the Claimant of the approval or the denial of the Claim within 90 days after the Administrator receives such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, the Administrator shall furnish the Claimant with written notice of the extension prior to the termination of the initial 90-day period. The notice of extension will specify the special circumstances requiring an extension and the date by which a final decision will be reached. The extension may not exceed 180 days after the date on which the Claim was initially filed. The Administrator shall provide the Claimant with a written notice advising the Claimant as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice will contain (a) the specific reasons for the denial, (b) references to pertinent provisions of this Policy upon which the denial is based, (c) a description of any additional material or information, if any, that is necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 6.02 Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. Within 60 days after a request for review is received, the Committee shall review the Claim and advise the Claimant in writing of the Committee’s decision on review. If special circumstances require an extension of time for processing the review, the Committee shall provide the Claimant with written notice within the initial 60-day review period specifying the reasons for the extension and when such review shall be completed. The extension of the review period may not exceed 120 days after the date on which the request for review was filed. The Committee shall notify the Claimant of its decision on review in writing, which will include specific reasons for the decision and reference to the provisions of this Policy upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VII.

AMENDMENT AND TERMINATION

The Board or the Committee reserves the right to amend this Policy (including Exhibit A) from time to time or to terminate this Policy; provided, however, that no such amendment or termination shall reduce the amount of Severance Pay or Severance Benefits payable to any Eligible Participant with respect to any Involuntary Termination of Employment that occurs prior to the first anniversary of the date the Board authorizes and approves the amendment or termination of this Policy. This Policy may not be amended, modified or terminated in a manner that would subject any Participant to taxation of his or her Severance Pay or any other Severance Benefits under Section 409A(a)(1) of the Code.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Accrued Obligations. Notwithstanding any provision in this Policy to the contrary, a Participant who has a Termination of Employment shall receive all of the Accrued Obligations to which such Participant is entitled in accordance with the Company’s customary payroll practices and/or the terms of any applicable plan, program, policy or arrangement maintained by the Company without regard to whether the Participant is or may become entitled to any Severance Pay or Severance Benefits under this Policy.

Section 8.02 No duty to Mitigate. An Eligible Participant will not be required to mitigate the amount of any payment contemplated under this Policy, nor will any earnings that the Eligible Participant may receive from any other source reduce any payments due under this Policy.

Section 8.03 Successors and Assigns. The obligations of the Company under this Policy shall be assumed by its successors and assigns.

Section 8.04 Employment Rights. The existence of this Policy shall not confer any legal or other rights upon any employee to continuation of employment. The Company and its subsidiaries reserve the right to terminate any employee with or without cause at any time, notwithstanding the provisions of this Policy.

Section 8.05 Controlling Law. The provisions of this Policy shall be governed, construed and administered in accordance with ERISA. To the extent that ERISA does not apply, the laws of the State of Delaware shall be controlling, other than Delaware law concerning conflicts of law.

Section 8.06 Interests Not Transferable. The interest of persons entitled to Severance Benefits under this Policy are not subject to their debts or other obligations and, except as provided in Sections 4.04 and 8.03 above and Section 8.12 below, as required by federal or state garnishment orders issued to this Policy or any Employer, or as may be required by ERISA, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Section 8.07 Representations Contrary to this Policy. No officer or employee of the Company or any Employer has the authority to alter, vary or modify the terms of this Policy or the Severance Benefits available to any Eligible Participant without the written consent of the Board or the Committee. No verbal or written representations contrary to the terms of this Policy and any duly authorized written consent of the Board or Committee shall be binding upon the Company or any Employer.

Section 8.08 Plan Funding. No Participant or beneficiary thereof shall acquire by reason of this Policy any right in or title to any assets, funds, or property of any Employer. Any Severance Benefits that become payable under this Policy are unfunded obligations of the Eligible Participant’s Employer, and shall be paid from the general assets of such Employer. No employee, officer, director or agent of the Company or any Employer guarantees in any manner the payment of Severance Benefits.

Section 8.09 Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 8.10 Gender. Except when the context indicates to the contrary, when used in this Policy, masculine terms shall be deemed to include the feminine.

Section 8.11 Severability. If any provision of this Policy is held illegal or invalid for any reason, the other provisions of this Policy shall not be affected.

Section 8.12 Tax Withholding. Notwithstanding any other provision of this Policy, the Employers may withhold from any and all Severance Benefits such United States federal, state or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 8.13 Non-Exclusivity of Rights. The terms of this Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

Section 8.14 Indemnification. The CEO and the individuals serving on the Committee shall be indemnified to the fullest extent permitted by applicable law and the Company’s Bylaws, as amended and/or restated from time to time.

Adopted by the Compensation Committee

on January 29, 2014

EXHIBIT A

ELIGIBILITY TO PARTICIPATE

IN THE

SEVERANCE POLICY

AS OF JANUARY 29, 2014:

Kae-por Chang

Albert Cooke

Thomas Conway

Ty Bordner

Elliot Brecher

M. Scott Byrnes

Glenn Gorman

Amish Sheth

Stephanie Miles

William Jackowski

Anthony Hardenburgh

EXHIBIT B

FORM OF RELEASE

This is a Waiver and Release (“Release”) between                      (the “Executive”) and Amber Road, Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Executive’s right to receive the Severance Pay and Severance Benefits described in Article IV of the Amber Road, Inc. Management Severance Policy (the “Severance Policy”) and this Release, the Executive hereby agrees as follows:

1. General Waiver and Release. Except as provided in Paragraphs 2 and 5 below, the Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, directors, shareholders, employees and agents of each of them (collectively the “Released Parties” and individually a “Released Party”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of the Executive’s execution of this Release, including without limitation those arising out of or relating to the Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Executive against any Released Party in any legal, administrative or other proceeding. The Executive agrees that if any action is brought in his or her name before any court or administrative body, the Executive will not accept any payment of monies in connection therewith.

2. Nothing in this Release shall limit or impede the Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law the Executive may not legally waive. The Executive agrees, however, that if the Executive or anyone acting on the Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, the Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

3. The Executive agrees that the Severance Pay and Severance Benefits provided pursuant to Article IV of the Severance Policy are conditioned upon the Executive’s continued compliance with the terms of any Confidential Information Agreement (as defined in the Severance Policy) by and between Executive and the Company. In the event that the Executive breaches the terms of any Confidential Information Agreement with the Company, the Executive shall immediately forfeit any and all rights the Executive may have to any unpaid Severance Pay and other Severance Benefits under the Severance Policy and the Executive shall return to the Company any Severance Pay previously received, net of any net of any United States federal, state or local or foreign taxes previously paid by the Executive on such Severance Pay.

4. THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND SEVERANCE BENEFITS DESCRIBED IN THE SEVERANCE POLICY ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF EXECUTIVE DECIDES NOT TO SIGN THIS RELEASE, OR IF EXECUTIVE REVOKES THIS RELEASE, THAT EXECUTIVE WILL NOT BE ENTITLED TO RECEIVE ANY SEVERANCE PAY OR SEVERANCE BENEFITS UNDER THE SEVERANCE POLICY.

5. The waiver contained in Paragraphs 1 and 2 above does not apply to:

(i)	Any Accrued Obligations, as defined in Section 2.01 of the Severance Policy;

(ii)	Any rights or claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release; and

(iii)	Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with the Company’s articles of incorporation or by-laws or other agreement between the Executive and the Company.

6. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HAS BEEN GIVEN AT LEAST [21][45] DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND UNDERSTANDS THAT EXECUTIVE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

EXECUTIVE		AMBER ROAD, INC.

By:
[Name of Executive]	Its:

Date		Date: